Exhibit 10.15

Execution Version

SPLIT-DOLLAR INSURANCE AGREEMENT

NOTICE OF TERMINATION AND PURCHASE AGREEMENT

THIS SPLIT-DOLLAR INSURANCE AGREEMENT NOTICE OF TERMINATION AND PURCHASE AGREEMENT (this “Agreement”), dated as of December 24, 2021 (the “Effective Date”), is entered into by and between John E. Sanfilippo, on behalf of and as sole trustee (the Trustee”) of the Jasper and Marian Sanfilippo Irrevocable Trust, dated September 23, 1990 (the “Trust”), Marian R. Sanfilippo, an individual (“Buyer”), and John B. Sanfilippo & Son, Inc., a Delaware corporation (the “Company”).

Reference is made to that certain Amended and Restated John B. Sanfilippo & Son, Inc. Split-Dollar Insurance Agreement Number One, dated as of December 31, 2003, and that certain amendment thereto dated February 12, 2004, in each case by and among the Company, John E. Sanfilippo, as trustee of the above referenced trust, and certain other parties (as amended, the “Split-Dollar Agreement”). Capitalized terms not otherwise defined herein shall have their respective meanings assigned to them in the Split-Dollar Agreement.

WHEREAS, the Trust has the right to unilaterally terminate the Split-Dollar Agreement.

WHEREAS, upon termination of the Split-Dollar Agreement, the Trust has the right to purchase from the Company all of the life insurance policies covered by the Split-Dollar Agreement (the “Covered Policies”) for an amount equal to the cash surrender value thereof, less any policy loans, as contemplated by Section 11(a) of the Split-Dollar Agreement (the “Aggregate CSV”). The Covered Policies are listed on Annex A hereto.

WHEREAS, in accordance with this Agreement, the Trust desires to transfer such purchase right to Buyer, and the Company is willing to approve such transfer, on the condition that, notwithstanding the terms of Section 11(a) of the Split-Dollar Agreement, Buyer pay to the Company an amount equal to the greater of (x) the cumulative cash premiums paid by the Company, as set forth on Annex B hereto, in respect of the Covered Policies as contemplated by Section 5(a) of the Split-Dollar Agreement (the “Aggregate Premiums Paid”) and (y) the Aggregate CSV (such greater amount, the “Purchase Price”).

WHEREAS, Buyer is willing to purchase the Covered Policies from the Company for the Purchase Price.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Notice of Termination.

(a) The Trust hereby provides notice to the Company of its unilateral termination of the Split-Dollar Agreement (without cause) as contemplated by Section 10(b) of the Split-Dollar Agreement, as of the Effective Date.

(b) The Company acknowledges receipt of such notice and confirms no premiums are overdue on the Covered Policies. The Company further confirms that the Covered Policies are not encumbered by assignment, loan or otherwise by or in respect of the Company, except for the Policy Loan (as defined below).

2. Purchase at Cash Surrender Value; Closing.

(a) The Trust hereby exercises its right to purchase the Covered Policies as contemplated by Section 11(a) of the Split-Dollar Agreement, which (absent the terms and conditions of this Agreement) would result in a purchase price being paid that is equal to the Aggregate CSV.

(b) The Trust, giving effect to the notice and purchase right exercise contemplated above, hereby transfers and assigns such purchase right to Buyer as amended by the terms of conditions of this Agreement. The Company consents to such transfer and the purchase of the Covered Policies by Buyer as contemplated hereby.

(c) Promptly following the execution and delivery hereof, if not submitted prior to the date of this Agreement, the Company shall submit a request to the insurance company (or other appropriate third party) with respect to each Covered Policy to obtain a statement of the cash surrender value thereof, which is contemplated to include the loan amount (including principal and interest, the “Policy Loan”) by the Company against the Covered Policies, as of the close of business on the Effective Date. Upon receipt, the Company will provide such cash surrender value and Policy Loan information to Buyer, which amount shall be used to determine the Aggregate CSV. In addition, promptly following the execution and delivery hereof, the Company shall submit documentation to request the transfer and conveyance of all of its rights, title and interest in and to each of the Covered Policies to Buyer, by execution and delivery of an appropriate instrument of transfer (and any other required documentation) to the respective insurance company for each Covered Policy (the “Transfer of Ownership Request Notice”). The Company shall substantially concurrently provide such Transfer of Ownership Request Notice to Buyer.

(d) Promptly upon the receipt of the information regarding the Policy Loan set forth in Section 2(c) above, the Company shall provide the Buyer in writing the calculation of the Aggregate Premiums Paid and the Aggregate CSV, the greater of which shall determine the Purchase Price. The Company shall also promptly provide the Buyer (if the Buyer or the Trust does not receive such concurrently) with the confirmation of transfer of ownership from the respective insurance company in response to the Transfer of Ownership Request Notice of the Company (the “Transfer of Ownership Confirmations”).

(e) The obligation of the Company to pay premiums (if any) on the Covered Policies shall cease as of the Effective Date. The Company acknowledges that it paid in full the annual premiums on the Covered Policies as of September 24, 2021. The Buyer (or its successors and assigns) shall hereafter pay all premiums on the Covered Policies after the Effective Date. The Company shall not access the cash surrender values of the Covered Polices or borrow against such cash surrender value after the date hereof.

(f) On the fifth Business Day after the later of (x) receipt by the Company of the requested cash surrender value and Policy Loan information from the respective insurance companies (or other appropriate third party) for the Covered Policies and (y) the receipt by the Company, the Buyer or the Trust of the Transfer of Ownership Confirmations, or such other date as may be agreed by Buyer, the Trust and the Company (the “Closing”), (i) Buyer shall pay to the Company the Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company, and (ii) the Company shall take all further actions necessary (if any) to transfer and convey all of its rights, title and interest in and to each of the Covered Policies to Buyer. The Company shall substantially concurrently provide any such further instruments of transfer to Buyer. “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

(g) If the Closing shall not have occurred on or prior to the date that is fifty-nine days after the Effective Date, unless otherwise agreed by the Company, Buyer and the Trust, this Agreement shall terminate and be of no further force or effect, including the notice of termination provisions set forth in Section 1 hereof and the Transfer of Ownership Request Notice shall be rescinded, and the Company shall promptly pay to Buyer any premium payments made by Buyer as contemplated hereby upon satisfactory evidence of payment by Buyer. If the last of the insureds under the Covered Policies (such being Buyer) dies prior to the Closing, this Agreement shall immediately terminate and be of no further force or effect, and the policy proceeds shall be allocated as set forth in the Split-Dollar Agreement.

3. Representations. Trustee has full power and authority to enter into this Agreement on behalf of the Trust, to carry out the respective obligations hereunder and to consummate the transactions contemplated hereby. Trustee is the sole trustees of the Trust. Buyer has full power, authority and capacity to enter into this Agreement, to carry out her respective obligations hereunder and to consummate the transactions contemplated hereby. The Company has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

4. Further Assurances. Each of the parties hereto shall hereafter execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required, to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the Trust and Buyer shall promptly provide any information with regard to the Covered Policies, Buyer, the Trust or the Trustee as reasonably requested by the Company, in order for the Company to satisfy any applicable accounting rule or regulation, or as required by any applicable law, rule or regulation.

5. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

6. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter hereof, and supersedes all prior understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter hereof.

7. Governing Law. This Agreement shall be governed, and construed in accordance with, the laws of the Illinois, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Illinois.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE COMPANY:

JOHN B. SANFILIPPO & SON, INC.

By:	/s/ Frank S. Pellegrino
Name:	Frank S. Pellegrino
Title:	CFO and Executive Vice President

BUYER:

/s/ Jeffrey T. Sanfilippo
Name: Marian R. Sanfilippo by
Power of Attorney for
Marian R. Sanfilippo

TRUST:

By:	/s/ John E. Sanfilippo
Name:	John E. Sanfilippo
Title: As sole Trustee, on behalf of and for the Jasper and Marian Sanfilippo Irrevocable Trust, dated September 23, 1990

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